SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

Lionsgate Studios Corp.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	N/A
(State of Incorporation or Organization)	(IRS Employer Identification Number)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(Address of Principal Executive Offices and Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On May 6, 2025, the Board of Directors of Lionsgate Studios Corp. (formerly known as Lionsgate Studios Holding Corp.) declared a dividend of one common share purchase right (a “Right”) for each outstanding common share, without par value (“Common Shares”), and adopted a shareholder rights plan, as set forth in the Shareholder Rights Agreement dated as of May 7, 2025 (the “Rights Agreement”), by and between the Company and Computershare Investor Services, Inc., as rights agent. The dividend is payable on May 20, 2025 to Company shareholders of record as of the close of business on May 19, 2025.

Each Right will allow its holder to purchase from the Company one Common Share for $32.00 once the Rights become exercisable, subject to adjustment pursuant to the terms of the Rights Agreement.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed on May 7, 2025 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated as of May 7, 2025, between Lionsgate Studios Corp. and Computershare Investor Services, Inc., which includes the form of Right Certificate as Exhibit A (incorporated by reference to Exhibit 4.1 to Lionsgate Studios Corp.’s Current Report Form 8-K filed on May 7, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 7, 2025

Lionsgate Studios Corp.

	By:	/s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer